CONSENT OF PUBLIC INDEPENDENT ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated June 5, 1998 included in Safety Components International Inc.'s Form 10-K for the fiscal year ended March 28, 1998 and to all references to our Firm included in this registration statement.



/S/ ARTHUR ANDERSEN LLP


New York, New York
June 29, 1998